EXHIBIT 99.1

Republic Bancorp, Inc. to present at the 2013 INVESTKentucky Annual Equity Investment Conference

May 29, 2013

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY — (BUSINESS WIRE) — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, announced today it will make a presentation Thursday, June 6, 2013 at 9:25 AM EDT at the INVESTKentucky Annual Equity Investment Conference. The conference will take place at Churchill Downs in Louisville, Kentucky. Steven E. Trager, Chairman and Chief Executive Officer, will represent the company at the conference.

In addition to its formal presentation, the company will participate in a number of meetings with institutional investors during the conference. The company’s presentation materials will be filed with the U.S. Securities and Exchange Commission via Form 8-K and posted to the investor section of the company’s website, www.republicbank.com, prior to the event.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana — Floyds Knobs, Jeffersonville and New Albany, one banking center in Franklin (Nashville), Tennessee, and one banking center in Bloomington (Minneapolis), Minnesota. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and is headquartered in Louisville, Kentucky. Republic’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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